Exhibit 15.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8, F-3 and F-3MEF (File No. 333-256799, File No. 333-232413, File No. 333-232009, File No. 333-252926 and File No. 333-264561) of Enlivex Therapeutics Ltd. of our report dated March 31, 2023 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Enlivex Therapeutics Ltd. included in this Report on Form 20-F of Enlivex Therapeutics Ltd. filed with the Securities and Exchange Commission.

/s/ Yarel + Partners

Yarel + Partners

Tel- Aviv, Israel

April 10, 2023